For more information:
                                                              Aaron D. Trub
                                                               757-365-3000
                        Smithfield Foods, Inc. to Appeal
                             Federal Court Decision

                  NORFOLK, Virginia, August 8, 1997 - Smithfield Foods, Inc. (NASDAQ:SFDS) today issued the following statement:

                  Smithfield Foods has received the decision of the U. S. District Court imposing $12.6 million in civil penalties for Clean Water Act violations, most of which were expressly excused by a Consent Order issued by the Virginia State Water Control Board. The Court's decision was issued in a case brought by the U. S. Environmental Protection Agency. Smithfield Foods plans to appeal this decision promptly to the U.S. Court of Appeals for the Fourth Circuit in Richmond.

                  Smithfield Foods is very disappointed by the Court's decision, and earnestly hopes that the many other Virginia industries and municipalities which now operate under Consent Orders entered into with the Virginia Department of Environmental Quality will not have to suffer through the same ordeal that the Company has experienced. Since 1991, Smithfield Foods has been operating in good faith under a Consent Order issued by the State Water Control Board which bound the Company to connect its plants to the Hampton Roads Sanitation District sewer system. To provide this service, the HRSD agreed to build a 17-mile long sewer to the Town of Smithfield and expand and upgrade its Nansemond Wastewater Treatment Plant.



When the sewer was completed in 1996, the Company hooked up its Gwaltney facilities, as agreed. On August 4, 1997, the Company connected its Smithfield Packing Company facilities to the HRSD system, more than forty-five (45) days ahead of schedule. The Company has spent almost three million dollars in new capital facilities to make this connection to the HRSD. In addition, the Company will spend several million dollars each year in the future to pretreat its wastewater and pay the HRSD for treatment services. As a result of these commitments, there is no longer any significant point source wastewater discharge into the Pagan River.

                  The 1991 Consent Order set a compliance schedule by which the Company would comply with the State's new phosphorous standard, and settled Smithfield Foods' court challenge to the reasonableness of that standard. Since 1991, the EPA has known and approved of this Consent Order which is similar to many other consent agreements between the State and Virginia municipalities and industries. In fact, the EPA encourages states to use such agreements and itself uses such agreements in many cases. These consent agreements specify the schedules by which cities and industries will achieve compliance after the State imposes new wastewater treatment requirements -- like the phosphorus standard -- on them.
                  Richard N. Burton, who was Executive Director of the State Water Control Board in 1991, testified on behalf of Smithfield Foods in the recently-concluded federal trial. Burton testified that Smithfield's choice of connecting to the HRSD system had many environmental and economy-of-scale benefits. Besides solving Smithfield Foods' phosphorus compliance problem, the Company's HRSD commitment also solved the sewage problems of the Town of Smithfield and brought sewage service to Isle of Wight County. With the Company's commitment in hand, the HRSD got the financial help it needed to upgrade and expand its Nansemond Wastewater Treatment Plant, which also required to comply with the new phosphorus standard. The total cost of these HRSD facilities exceeds $65 million, eighty percent (80%) of which was provided by the U. S. Environmental Protection Agency.

                  When the Consent Order was executed in 1991, Burton anticipated that it would take three to four years for HRSD to complete the needed facilities. The Board understood and agreed that compliance with this State-promulgated standard would not occur until the HRSD could build the 17-mile long pipeline to Smithfield and complete the vast improvements to the Nansemond Plant. The Board also concluded that the Pagan River would not be exposed to any significant risk or adverse effect from the excess phosphorus discharges while these public improvements were being constructed. The correctness of this conclusion was borne out by expert testimony in the recent federal trial that the Pagan River had not been damaged by these discharges.

                  Virginia, like most of the States, has primary responsibility to make the Clean Water Act system work, and the Consent Order is its principal compliance tool. Neither the Company nor the Commonwealth expected the EPA to bring this suit, nor did either expect the Court to sustain the EPA's position and impose severe penalties on the Company despite its compliance with its duties under the Consent Order. The EPA's intervention undermines the State's authority, and confounds those who must work with the State to achieve compliance with Clean Water Act requirements. The Company will appeal the Court's ruling and trusts that it will prevail on appeal. Moreover, the Company will work with others to change the Clean Water Act enforcement scheme, so that the EPA will not be allowed to commence and prosecute an enforcement action when a responsible State has previously taken effective action.